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                                                                   Exhibit 23.01


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-15149, Post-effective Amendment No. 3 to No. 33-4436, No. 33-40800, No. 33-40801, and No. 33-48169; Form S-8, No. 333-04951; Form S-8,
No. 333-04913; and Form S-8, No. 333-67658) and the Registration Statement (Form S-3, No. 33-48168) of Questar Corporation and in the related Prospectus of our report dated March 6, 2001 (except for Note 1, as to which the date is November 30, 2001 and Note 2, as to which the date is July 31, 2001), with respect to the consolidated financial statements, as amended, of Questar Corporation included in this Annual Report (Form 10-K/A) for the year ended December 31, 2000.


/s/ Ernst & Young, LLP


Salt Lake City, Utah
January 9, 2002